Exhibit 99.1

Contacts:	American Pharmaceutical Partners, Inc.
Nicole Williams
Chief Financial Officer
(847) 330-1368

Robert Jaffe/Rob Whetstone
PondelWilkinson Inc.
(310) 279-5963

AMERICAN PHARMACEUTICAL PARTNERS REPORTS NET SALES OF $96 MILLION IN

2004 THIRD QUARTER WITH GROSS MARGIN OF 54%

Third Quarter 2004 Highlights:

•	Net sales increased 6% to $95.6 million over third quarter 2003; gross margin was 54.1%

•	The company incurred expenses related to ABRAXANE™ of $10.1 million, or $0.09 per diluted share net of tax

•	Earnings included a non-cash, non-recurring charge of $2.0 million, $1.2 million net of tax, or $0.02 per diluted share, resulting from the early extinguishment of its prior credit facility

•	Net income, after ABRAXANE related expenses and the non-recurring charge, was $13.8 million, or $0.19 per diluted share

•	Excluding ABRAXANE related expenses and the non-recurring charge, pro forma net earnings was $0.29 per diluted share

•	Company has received 13 product approvals to date in 2004

Conference call scheduled for 11:30 a.m. EDT, Thursday, October 21, 2004; Simultaneous webcast available at www.appdrugs.com and www.fulldisclosure.com

SCHAUMBURG, IL – October 21, 2004 – American Pharmaceutical Partners, Inc. (NASDAQ: APPX) today reported net sales of $95.6 million for the third quarter ended September 30, 2004, an increase of 6% over net sales of $90.4 million in the 2003 third quarter. Third-quarter 2004 gross margin was 54.1% compared with 53.7% in the same quarter last year.

In the 2004 third quarter, the company incurred ABRAXANE™ expenses totaling $10.1 million, or $0.09 per diluted share after applicable income taxes. Additionally, the company obtained a $100 million unsecured credit facility in September 2004. The new credit facility replaced a prior $50 million, five-year, secured credit facility entered into in late 2001, resulting in a non-cash charge of $2.0 million, or $0.02 per diluted share net of applicable income tax, to write off unamortized debt issuance costs related to the prior credit facility. After ABRAXANE expenses and the non-recurring charge on early extinguishment of the credit facility, net income was $13.8 million, or $0.19 per fully diluted share. This compares with net income for the 2003 third quarter of $18.3 million, or $0.25 per diluted share, which included only $2.1 million, or $0.02 per diluted share, of ABRAXANE pre-launch expenses.

Pro forma net income for the core injectable business, which excludes ABRAXANE™ related expenses and the non-recurring charge, was $0.29 per diluted share for the 2004 third quarter. For the 2003 third quarter, on the same basis net income was $0.27 per diluted share.

Operating expenses totaled $28.5 million for the 2004 third quarter compared with $17.9 million for the comparable 2003 period. Excluding expenses related to ABRAXANE, operating expenses in the 2004 third quarter were $18.4 million, or 19.3% of sales, compared with $15.9 million, or 17.6% of sales, in the same period last year. The $2.5 million operating expense increase was due primarily to higher product development activity in the core business and slightly higher operational and infrastructure costs.

The company presents the foregoing pro forma financial information, which excludes the impact of ABRAXANE and the non-recurring charge, to clarify the operating results of the core injectable business. Refer to the enclosed table for a reconciliation of pro forma net income to GAAP net income.

“We’ve made significant strides in the third quarter building our infrastructure and management talent base to continue our evolution as a global pharmaceutical company,” said Patrick Soon-Shiong, M.D., chairman, president and chief executive officer of American Pharmaceutical Partners. “In this fourth quarter, we have launched flumazenil and the lyophilized form of carboplatin, both of which have been well received in our traditional hospital market. We have been working expeditiously with the FDA and are prepared to launch the liquid form of carboplatin upon approval, which we believe will occur shortly.”

Cash and cash equivalents were $61.9 million at September 30, 2004 compared with $45.2 million at June 30, 2004. The company currently has approximately $60 million in cash on hand, no debt outstanding and $100.0 million available under its new credit facility.

2004 Outlook — Forward Looking Information

The company affirms its guidance with regard to gross margins and ABRAXANE expenses and is revising its 2004 net sales guidance as follows:

•	With revenue growth year-to-date of 8%, and assuming approval for the liquid form of carboplatin in the near future and the continued strength of the base business, 2004 net sales are expected to grow approximately 15% over 2003;

•	The company continues to expect gross margins to be in the low to mid 50% range;

•

The FDA accepted the ABRAXANE NDA filing on May 8, 2004 and APP is preparing for the potential launch of ABRAXANE. Expenses related to ABRAXANE, totaling $30.4 million in the first nine months of 2004, are expected to approximate $40 million for all of 2004. In addition, APP expensed the $10 million milestone payment in the 2004 second quarter triggered upon the FDA’s acceptance of the ABRAXANE NDA filing, and expects to pay a $15 million milestone payment 30 days following FDA approval of the NDA. The FDA approval milestone would be capitalized and amortized over the estimated life of the product.

Conference Call Information and Forward-Looking Statements

On Thursday, October 21, 2004, the company will host a conference call with interested parties beginning at 11:30 a.m. (EDT) to review the results of operations for the third quarter ended September 30, 2004. Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements and clinical or FDA developments, and any comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.appdrugs.com and www.fulldisclosure.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for one year beginning at approximately 3:00 p.m. (EDT), October 21, 2004.

About American Pharmaceutical Partners, Inc.

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. APP has acquired the exclusive North American rights to manufacture and market ABRAXANE™, a proprietary nanoparticle injectable oncology product that has completed Phase III clinical trials for metastatic breast cancer. The company believes that it has established the only commercial scale protein-engineered nanoparticle manufacturing capability in the United States. For more information, visit APP’s website at www.appdrugs.com

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, the difficulty in predicting the timing or outcome of product development efforts and FDA or other regulatory approvals or actions including the approval of ABRAXANE™, the impact of competitive products and pricing, particularly in relation to the Company’s newly launched products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance of and demand for the Company’s products, the impact of patents and other proprietary rights held by competitors and other third parties, actual results achieved in further Phase II and III trials for ABRAXANE™ may or may not be consistent with results achieved to date, the impact of pharmaceutical industry regulation, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, and other risk factors discussed in the Company’s Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three months ended September 30,			Nine months ended September 30,
	2004	2003	% Change	2004	2003	% Change
Net sales	$95,614	$90,354	6%	$282,456	$262,115	8%
Cost of sales	43,915	41,817	5%	133,229	116,792	14%

Gross profit	51,699	48,537	7%	149,227	145,323	3%

Percent to sales	54.1%	53.7%		52.8%	55.4%
Operating expenses:
Research and development	7,406	4,987		21,346	16,130
Selling, general and administrative	21,693	13,256		65,583	37,389
Milestone payment	—	—		10,000	—
Other	(578)	(295)		(1,341)	(60)

Total operating expenses	28,521	17,948	59%	95,588	53,459	79%
Percent to sales	29.8%	19.9%		33.8%	20.4%
Income from operations	23,178	30,589	-24%	53,639	91,864	-42%
Percent to sales	24.2%	33.9%		19.0%	35.0%
Other income (expense), net	581	411		1,334	1,632
Loss on early extinguishment of credit facility	(1,986)	—		(1,986)	—

Income before income taxes	21,773	31,000	-30%	52,987	93,496	-43%
Income tax expense	7,960	12,710		18,160	38,333

Net income	$13,813	$18,290	-24%	$34,827	$55,163	-37%

Net income per share:
Basic	$0.20	$0.26		$0.50	$0.79

Diluted	$0.19	$0.25		$0.48	$0.76

Weighted - average common shares outstanding:
Basic	70,399	69,585		70,234	69,643

Diluted	73,025	72,807		73,127	72,693

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$61,943	$58,625
Accounts receivable, net	8,558	31,402
Inventory, net	143,903	110,384
Prepaid expenses and other	8,341	7,340
Deferred income taxes	7,948	7,948

Total current assets	230,693	215,699

Property, plant and equipment, net	100,254	77,340
Other assets	11,579	10,746

Total assets	$342,526	$303,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,866	$26,560
Accrued expenses	30,013	29,120

Total current liabilities	50,879	55,680
Long-term deferred income tax liability	2,044	2,044

Total liabilities	52,923	57,724
Stockholders’ Equity
Common stock	77	77
Additional paid-in capital	209,853	201,009
Amounts due from American BioScience, Inc.	(21,693)	(21,132)
Deferred stock-based compensation	(1,016)	(1,309)
Retained earnings	158,377	123,550
Accumulated other comprehensive income	279	140
Less treasury stock, at cost	(56,274)	(56,274)

Total stockholders’ equity	289,603	246,061

Total liabilities and stockholders’ equity	$342,526	$303,785

AMERICAN PHARMACEUTICAL PARTNERS, INC.

GAAP TO PRO FORMA NET INCOME RECONCILIATION

(unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Reported net income	$13,813	$18,290	$34,827	$55,163
Abraxane expenses (a)	10,112	2,089	30,369	3,839
Abraxane milestone payment (b)	—	—	10,000	—
Charge on early extinguishment of credit facility (c)	1,986	—	1,986	—
Income tax benefit (d)	(4,446)	(856)	(15,925)	(1,574)
Non-recurring investment tax credit (e)	—	—	(1,700)	—

Pro forma net income	$21,465	$19,523	$59,557	$57,428

Pro forma net income per diluted share	$0.29	$0.27	$0.81	$0.79

Weighted - average common shares outstanding diluted	73,025	72,807	73,127	72,693

(a)	To eliminate direct ABRAXANE expenses that were not incurred on behalf of the core generic business.
(b)	To eliminate the ABRAXANE milestone payment.
(c)	To add-back the non-cash non-recurring charge resulting from the early extinguishment of the company’s credit facility.
(d)	To reverse the tax benefit related to ABRAXANE expenses, the milestone payment and the early extinguishment of the company’s credit facility at the company’s effective tax rate.
(e)	To eliminate the non-recurring investment tax credit